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                                                                   EXHIBIT 5
              Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
                              One Financial Center
                          Boston, Massachusetts 02111
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

701 Pennsylvania Avenue, N.W.                Telephone: 617/542-6000
Washington, D.C. 20004                       Telex: 94-0198
Telephone: 202/434-7300                      Fax: 617/542-2241
Fax: 202/434-7400
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                                             Direct Dial Number

                                    July 31, 1996

Opta Food Ingredients, Inc.
25 Wiggins Avenue
Bedford, Massachusetts 01730

Ladies and Gentlemen:

     This opinion is furnished to you in connection with the filing by Opta Food Ingredients, Inc. (the "Company") with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, amended. You have requested our opinion concerning the status under Delaware law of the 250,000 shares (the "Shares") of the Company's common stock, par value $.01 per share (the "Common Stock"), which are being registered under the Registration Statement for issuance by the Company pursuant to the terms of the Opta Food Ingredients, Inc. 1992 Employee, Director and Consultant Stock Option Plan, as amended (the "Plan").

     We have acted as counsel to the Company in connection with the preparation and filing of the Registration Statement. In that connection, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of:

     1. the Amended and Restated Certificate of Incorporation of the Company as presently in effect;

     2.   the By-Laws of the Company as presently in effect;

     3. certain resolutions adopted by the Company's Board of Directors and Stockholders;

     4.   the Plan; and

     5.   the Registration Statement and the exhibits thereto.

     In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the
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authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. We have also assumed that: (i) all of the Shares will be issued for the consideration permitted under the Plan as currently in effect, and none of such Shares will be issued for less than $.01; (ii) all actions required to be taken under the Plan by the Compensation Committee and the Board of Directors of the Company will be taken by the Compensation Committee and the Board of Directors of the Company respectively; and (iii) at the time of the exercise of the options under the Plan, the Company shall continue to have sufficient authorized and unissued shares of Common Stock reserved for issuance thereunder.

     Based upon and subject to the foregoing, we are of the opinion that, upon the issuance of the Shares under the Plan as provided therein, each such Share will be duly authorized, validly issued, fully paid and non-assessable.

     Our opinion is limited to the General Corporation Laws of the State of Delaware, and we express no opinion with respect to the laws of any other jurisdiction. No opinion is expressed herein with respect to the qualification of the Shares under the securities or "blue sky" laws of any state or any foreign jurisdiction.

     We understand that you wish to file this opinion as an exhibit to the Registration Statement, and we hereby consent thereto. We hereby further consent to all references to us in the Registration Statement.

                         Very truly yours,

                         /s/ Mintz, Levin, Cohn, Ferris,
                          Glovsky and Popeo, P.C.

                         MINTZ, LEVIN, COHN, FERRIS,
                          GLOVSKY AND POPEO, P.C.